EXHIBIT 10

AGREEMENT, WAIVER AND GENERAL RELEASE

YOU ARE ADVISED TO CONSULT AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.
PLEASE READ CAREFULLY.   YOU ARE GIVING UP LEGAL CLAIMS THAT YOU MIGHT HAVE AGAINST YOUR EMPLOYER BY SIGNING THIS AGREEMENT.

To:	Raj Chakraborty

Re:        Agreement, Waiver and General Release

This Agreement, Waiver and General Release ("Agreement") sets out the terms of your separation from employment with the Company.  Under this Agreement, the Company (which for purposes of this Agreement is defined as Lincoln National Corporation, its affiliates and subsidiaries, and each of their directors, officers, representatives, agents, attorneys, employees, successors, and assigns and any other person acting through, by, under or in concert with any of them) will provide you with the payments and other benefits as outlined in paragraph 2.b below in exchange for (1) your agreement to the terms of a Consulting Agreement, attached as Exhibit A (the "Consulting Agreement"), and (2) your agreement to waive and release any legal claims you have against the Company and for your other promises as set forth in this Agreement. This Agreement incorporates by reference the terms of the hiring letter to you from Lisa Buckingham dated February 16, 2017, with accompanying Acknowledgements (collectively referred to as your "Hiring Agreement") which was signed and accepted by you on February 17, 2017. The terms of your Hiring Agreement remain in full force and effect, except to the extent they are explicitly modified by this Agreement, should you accept it, as specified below.

Terms of the Agreement

1. You have informed the Company of your decision to resign your employment to pursue other opportunities effective July 31, 2018 (Exhibit B), and that date will be your last day of employment by the Company ("Resignation Date").

2. This Agreement terminates your Company-employee relationship and any claims you might have against the Company arising from that relationship.  In return for your release of claims, your agreement to perform services under the Consulting Agreement, and your other promises set forth in this Agreement, the Company agrees to provide you with payments and benefits to which you otherwise would not be entitled.  Accordingly, you and the Company (the "parties") agree as follows:

a.	Whether you sign this Agreement or not, the following will apply:
▪	The Company will pay you the base salary that you have earned through your Resignation Date;
▪
You will receive payment for any unused Managed Time/Paid Time Off ("PTO") benefits that are accrued and available pursuant to Company policy as of your Resignation Date, such payments to be calculated based upon your final base rate of pay.  The Company's records currently show that you have 206 hours of accrued, unused PTO.  You acknowledge and represent that you have recorded or will immediately record all PTO taken during your employment with the Company;

▪
You will receive any vested retirement benefits (defined benefit and defined contribution, qualified and non-qualified), and/or deferred compensation benefits in accordance with the terms and conditions of the applicable plan documents, program documents and/or administrative guidelines governing those benefits, as they may be amended or terminated from time to time.  This Agreement does not release any claims for vested benefits under any of the Company's retirement or deferred compensation plans or other programs that you may have, in accordance with the terms and conditions of such plans or programs;

▪	You can elect the period of continued health benefits coverage to which you are entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"); and

▪
Your benefits, including but not limited to health and welfare benefits (medical, dental, vision), critical illness coverage, accident insurance coverage, flexible spending accounts, long term disability benefits, short term disability benefits and accrual of PTO will cease as of your Resignation Date.  If you wish to convert to an individual life insurance policy, verify your current coverage by either checking your benefits record in HRDirect or contacting the HR Service Center (Tel. 866-922-6543, Fax: 336-691-3750, email: HRServiceCenter@lfg.com, Mon.-Fri. 9:00 a.m. - 6:00 p.m. ET).  Once you have this information, contact Group Protection at 800-680-4652 for a quote.  Your critical illness and/or accident insurance coverages, if any, are portable.  For more information, contact Group Protection at 877-815-9256.  If you have other questions about or require assistance with your benefits, please contact Audrey Im at Audrey.Im@lfg.com or (484) 583-1663.

▪	The Company shall not require you to repay the cash sign-on bonus described in your Hiring Agreement.

▪	The Company shall not require you to repay the relocation benefits you received as described in your Hiring Agreement.

b.
In exchange for your release of claims and your other promises as set forth in this Agreement, the Company agrees to enter into the Consulting Agreement attached as Exhibit A.  If you violate any of the provisions of this Agreement, including but limited to the competitive activity, non-solicitation, non-recruitment, confidentiality or other restrictions in this Agreement, the Consulting Agreement will be terminated and any right or entitlement to the remaining payments under the Consulting Agreement will immediately and permanently cease without further recourse by you.

3. You agree to the following:

a.
You irrevocably and unconditionally release and discharge the Company, its predecessors, successors and assigns, as well as past and present officers, directors, attorneys and employees, from any and all claims, liabilities or promises outside of this Agreement, known or unknown, including but not limited to those arising out of or relating to your employment and separation from employment with the Company.  You waive these claims on behalf of yourself and on behalf of your heirs, assigns and anyone making a claim through you.  The claims waived and discharged include, but are not limited to:

▪	claims under the Employee Retirement Income Security Act of 1974 ("ERISA") (except for any vested benefits under any tax qualified benefit plan);

▪
employment discrimination and retaliation claims, including claims under Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, the Equal Pay Act, and the Pennsylvania Human Relations Act;

▪	claims for any disputed wages, including claims for any back wages, bonuses, equity awards or incentive compensation;

▪	claims under any other federal, state or local law, rule, regulation or ordinance;

▪
claims based on any public policy, contract (including breach of contract), tort (including wrongful discharge, invasion of privacy, defamation, fraud, interference with contractual relations and infliction of emotional distress) or common law; or

▪	any basis for recovering costs, fees or other expenses, including attorney's fees incurred in these matters.

(collectively, the "Claims").

b.
You agree that you will not file any claim or lawsuit against the Company, its predecessors, successors and assigns, as well as past and present officers, directors and employees for any claim waived.  You represent and warrant that you have not filed any such claim to date or, to the extent that you have filed such a claim, you will withdraw that claim with prejudice and agree not to pursue it further.  You represent that you have not filed any complaints or claims against the Company with any state or federal court, that you will not do so at any time hereafter for claims covered by this Agreement, and that if any such court assumes jurisdiction of any complaint or claim against the Company, you will immediately request the court to dismiss the matter and take all such additional steps necessary to facilitate such dismissal with prejudice.  You also promise not to sue, or join with others in suing, the Company on any of the released claims.  You agree to release and discharge the Company not only from any and all claims which you could make on your own behalf, or which you have made on your own behalf, but also specifically waive any right to become, and you promise not to become, a member of any class in any proceeding or case in which a claim or claims against the Company may arise, in whole or in part, from any event which occurred as of the date you signed this Agreement, except where prohibited by law.  You acknowledge that this Agreement does not prevent you from filing a charge of discrimination with any federal, state or local agency or commission, or from reporting any matter to a federal, state or local regulatory agency or authority.

c.
You represent that you have: (1) received all leaves of absence and compensation due to you as a result of the services you performed for the Company through the date you execute this Agreement, and unless specifically provided for in this Agreement, the Company does not owe you any wages, overtime pay, commissions, bonuses, incentive compensation, sick pay, disability leave pay, family leave pay, severance pay or any other compensation, benefit, leave, payment or remuneration of any kind or nature; and (2) reported to the Company any and all work-related injuries incurred by you during your employment with the Company.

d.
You acknowledge that, in accordance with the applicable plan documents and award agreements, your unvested equity awards (such as Restricted Stock Awards, Restricted Stock Unit Awards, Stock Option Awards, Stock Appreciation Rights, LTIPs or other unvested incentive awards or bonuses, etc.) will be forfeited upon your Resignation Date.

4. You agree that you will not, directly or indirectly, disclose the terms of this Agreement to anyone other than your spouse, outplacement consultant, attorney, accountant or tax advisor, except to the extent disclosure is required for accounting or tax reporting purposes or as otherwise required by law.

5. You agree not to make any disparaging comments about the Company, including any of its directors, officers or employees.

6. Within thirty (30) days after signing this Agreement, you will have returned all Company property of any kind (including all copies thereof), including but not limited to documents, keys, forms, correspondence, computers, phones, printers, pagers, Blackberries, iPhones, iPads, PDAs, computer programs, memos, discs, and the like.

7. Due to the knowledge and information you possess and have gained as a result of your employment with the Company, you hereby agree to make yourself available, at reasonable times, (i) to cooperate with any Company request to assist with or attend to the completion of knowledge transition criteria or any other matters reasonably related to your job duties with the Company, and (ii) to cooperate, consult, testify, etc. with respect to current and future legal actions, including but not limited to litigation, arbitrations, mediation, administrative and/or regulatory proceedings in which the Company is a party.  You agree that the monthly payments described above in paragraph 2.b and in the attached Exhibit A shall be adequate compensation for any services you may be asked to provide under this paragraph while the Consulting Agreement remains in effect.  Should you be required to consult, testify or otherwise perform services under this paragraph after the Consulting Agreement has terminated, then the Company will pay you for the reasonable value of your time and reasonable expenses incurred with respect to your cooperation with any Company request described in subparagraph 6(i) above or any action described in subparagraph 6(ii) above in which you are not a plaintiff, claimant or counterclaimant, with the express understanding that any such payment is not made for or as an inducement to the substance of your testimony.  The Company's only expectation with regard to any testimony is that you testify truthfully.  The parties agree that the reasonable value of your time will be based on your last base salary at the Company. Should you be named as a defendant or otherwise be subject to liability in a legal proceeding arising out of work you performed as an officer or employee of the Company, then the Company shall make advances for your reasonable legal expenses and indemnify you in accordance with the By-Laws of Lincoln National Corporation, as they may be amended or restated from time to time.

8. As a result of your position and your service on the Company's Senior Management Committee, you have been instrumental in developing the strategic direction of the Company's business and have participated in the development of the Company's overall strategic direction.  You also have developed, obtained or learned specific confidential information and trade secrets which are the property of the Company.  You hereby covenant and agree to use your best efforts and utmost diligence to guard and protect such confidential information and trade secrets and to not disclose or permit to be disclosed to any third party by any method whatsoever any such confidential information or trade secrets.  Confidential information or trade secrets shall include, but not be limited to, any and all records, notes, memoranda, data, ideas, processes, methods, devices, programs, computer software, writings, research, personnel information of whatever nature, in the possession or control of the Company which has not or have not been published or disclosed to the general public or which gives the Company an opportunity to obtain an advantage over competitors who do not know or have access to it.  Any confidentiality or non-disclosure provision in this Agreement does not prohibit or restrict you (or your attorney) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the SEC, FINRA, any other self-regulatory organization or any other state, local, or federal regulatory, investigative, or enforcement entity, agency, or authority.  For purposes of this Agreement, a confidential disclosure to government officials or attorneys solely for purposes of reporting or investigating a suspected violation of the law (or disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal) is immune from civil and criminal liabilities under federal and state trade secret laws.

9. You acknowledge and agree that the Company is the sole and exclusive owner of all rights in and to all products or information derived from or to be derived as a result of your work and service to the Company.  All work products, or information that you develop, including literary works or other works of authorship, invention or technological innovation created for the Company shall be considered "works made for hire" as that term is used in copyright laws of the United States. You acknowledge and agree that the Company owns all designs, trade secrets, inventions, mask works, and any non-literary creations or technological innovations made, conceived of, or developed for the Company by you or others during the course of your employment (collectively, the "Lincoln Materials").  The Company retains all rights, title and interest, including but not limited to ownership of copyright, trademark and patent rights, in and to the Lincoln Materials and all copies made from them.

10. You agree that neither you nor any entity directly or indirectly controlled by you will directly or indirectly participate in a proscribed activity for a period of two (2) years after your Resignation Date.  A "proscribed activity" shall mean either (1) soliciting others to invest in the common stock of LNC for the purpose of effecting an acquisition of control of LNC or him/her directly investing in more than one percent (1%) of the common stock of LNC, or (2) using confidential information or trade secrets (as described above) to assist any person, entity or group of persons which intends to or does attempt to effect an acquisition of control of LNC.  The term "control" shall be defined for purposes of this paragraph to have the meaning of control contained in Ind. Code Ann. §27-1-23-1(e) [Burns Supplement].

11. You agree to the following:

a.
Commencing immediately following your Resignation Date and continuing for a period of twelve (12) months, you will not act as a director, officer, employee, agent, consultant or advisor to, nor directly or indirectly become associated with any person, firm, company or corporation that is competitive with any Company business (hereinafter, the "Competitive Activity Restriction").  You specifically acknowledge that the geographic region to which this restriction applies is national in scope because that is the region in which the Company competes.  This restriction does not prohibit you from buying, selling or otherwise trading in the securities of any corporation which is listed on any recognized securities exchange, and you may engage in any other business activities not competitive with the Company's business.  The Company will not object to your service on the boards of other companies as a director so long as there is no conflict with the terms of this paragraph.

b.
You will immediately notify the Company in writing prior to commencing any activity that violates the Competitive Activity Restriction and that, upon such notification, all future payments and benefits payable under paragraph 2.b of this Agreement and/or under the Consulting Agreement shall immediately cease and be forfeited by you.  You agree that any amounts already received shall be adequate consideration for the release of claims in this Agreement, which shall remain in full force and effect.

c.
In the event you fail to immediately notify the Company in writing prior to commencing any activity that violates the Competitive Activity Restriction and you violate the Competitive Activity Restriction, (i) all future payments and benefits payable under paragraph 2.b of this Agreement shall immediately cease and be forfeited by you and (ii) you will be required to repay to the Company any payments already received by you pursuant to paragraph 2.b of this Agreement other than the amount of Twenty-five Thousand Dollars ($25,000.00) and such amount shall be adequate consideration for the release of claims in this Agreement, which shall remain in full force and effect.

d.
You understand and agree that the purpose and effect of this provision does not in any way restrict or otherwise preclude you from earning a living elsewhere.  Rather, the effect of this provision limits your ability to receive payments under paragraph 2.b of this Agreement if you engage in any activity that violates the Competitive Activity Restriction ("Competitive Activity").  At any time you may choose to forego payments and/or repay payments you have already received under paragraph 2.b of this Agreement in order to engage in a Competitive Activity.

e.
Notwithstanding any of the foregoing, and subject the Company's rights over the Lincoln Materials as described in paragraph 9, the Parties agree that nothing in the Agreement shall prohibit you from developing and marketing technology that provides support to consumers seeking financial advice through digital or human channels, so long as the technology developed is to be marketed to the insurance or financial services industries, generally, and is not developed at the request or for the benefit of specific entities in competition with the Company.

12. Commencing immediately following your Resignation Date and continuing for a period of two (2) years, you agree that you will not directly or indirectly solicit or endeavor to: (i) entice away and/or hire from the Company any person who is currently employed by the Company or was within one year before the Resignation Date employed by the Company or hereafter employed at any time through the Resignation Date; (ii) solicit any person, business, or entity that is now or was within one year before the Resignation Date a customer or client of the Company and with whom you have had contact during your employment with the Company; or (iii) solicit any person, business, or entity that is now or was within one year before the Resignation Date an agent, broker, or financial advisor employed by, contractually affiliated with, or registered with the Company and with whom you have had contact while employed by the Company to terminate their relationship with the Company.  In the event you violate this restriction, all future payments and benefits payable under paragraph 2.b of this Agreement shall immediately cease and be forfeited by you and you will be required to repay all but Twenty-five Thousand Dollars ($25,000.00) received pursuant to paragraph 2.b of this Agreement and such amount shall be adequate consideration for the release of claims in this Agreement, which shall remain in full force and effect.

13. If you re-apply for employment with the Company, the Company, in its sole and exclusive discretion, may either accept or refuse the application without incurring any liability of any type whatsoever, based on this Agreement.  You agree that any refusal or failure by the Company to employ or re-employ you shall not be unlawful retaliation or discrimination against you.

14. You acknowledge and agree to the following:

▪
You understand completely your right to review all aspects of this Agreement with an attorney of your choice at your own expense, and have had the opportunity to consult with an attorney of your choice at your own expense;

▪	You have had a reasonable period of time to consider this Agreement;
▪	You acknowledge that in signing this document you are not relying on any representations or statements made by any employee of the Company;

▪
The payment of any consideration and/or monies is not an admission of liability on the part of the Company, but to the contrary represents a negotiated compromise and agreement.  This Agreement shall not in any way be interpreted to render you a "prevailing party" for any purpose, including but not limited to, an award of attorney's fees under any statute or otherwise;

▪	You have carefully read and fully understand all the provisions of this Agreement and that you are freely, knowingly, and voluntarily entering into this Agreement; and

▪	This Agreement is written in a manner that is clear and understandable to you.

15. The provisions of this Agreement are severable.  If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

16. This Agreement is binding on the parties and on their heirs, administrators, representatives, executors, successors, and assigns.

17. References will be limited to confirmation of your dates of employment, last position held and, if you authorize, your final rate of pay.

18. This Agreement is made and entered into in the Commonwealth of Pennsylvania and shall in all respects be interpreted, enforced and governed under the internal laws (and not the conflicts of laws rules) of said Commonwealth.  Any litigation arising from or related to this Agreement or your separation from employment, including but not limited to any litigation seeking relief hereunder, will be brought and maintained solely in the United States District Court for the Eastern District of Pennsylvania, or if that court lacks jurisdiction over the case, in the Court of Common Pleas of Delaware County, Pennsylvania.  If any provision of this Agreement or the application of this Agreement is construed to be overbroad, illegal or contrary to public policy, then the court shall have the authority to narrow or amend the provision as necessary to make it enforceable and the provision shall then be enforceable in its narrowed or amended form.  Moreover, should any provision of this Agreement be declared or determined to be null, void, inoperative, illegal or invalid for any reason, the validity of the remaining parts, terms or provisions shall not be affected, and they shall retain their full force and effect.  The null, void, inoperative, illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.  As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

19. This Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior negotiations, agreements or understandings between the parties pertaining to the subject matter of this Agreement, except as stated herein.  This Agreement may not be modified or amended by the parties except by a written agreement signed by both of the parties hereto evidencing a clear intent by both parties to modify and/or amend this Agreement.

IF YOU VOLUNTARILY ENTER INTO THIS AGREEMENT, PLEASE SIGN IN THE SPACE INDICATED BELOW.

Dated:	July 16, 2018

/s/ Raj Chakraborty
RAJ CHAKRABORTY

Witness:	Stephen B. Harris

ACCEPTANCE OF LINCOLN NATIONAL CORPORATION

The undersigned accepts the foregoing Agreement on behalf of Lincoln National Corporation.

Dated:	July 16, 2018

/s/ Lisa M. Buckingham

Authorized to executte this Agreement on behalf of Lincoln National Corporation
Stephen B. Harris
Witness:

EXHIBIT A TO AGREEMENT, WAIVER AND GENERAL RELEASE
(To be signed simultaneously)

CONSULTING AGREEMENT

PARTIES

This Independent Contractor Consulting Agreement ("Consulting Agreement") is between Lincoln National Corporation, with its principal office at 150 N. Radnor-Chester Road, Radnor, PA 19087, on behalf of itself and its subsidiaries and affiliates (the "Company"), and Raj Chakraborty ("You").

CONDITIONS TO AGREEMENT

This Consulting Agreement is conditioned upon You signing and returning to the Company the Agreement, Waiver and General Release presented to You in conjunction with this Consulting Agreement.  You understand and agree that this Consulting Agreement will be voided by the Company with no further recourse by You, in the event You fail to sign and abide by said Agreement, Waiver and General Release.

TERM

The Term of this Consulting Agreement shall be twelve (12) months, beginning August 1, 2018 and ending July 31, 2019 (the "Consulting Term"), unless earlier terminated by either party in accordance with the terms of this Consulting Agreement or the accompanying Agreement, Waiver and General Release.

DUTIES AND RELATIONSHIP

You shall devote your best efforts to provide consulting services to the Company relating to such duties and responsibilities as You may be assigned, including assisting the Company with your transition from employment, keeping it advised of external trends and developments, maintaining the Company's business relationships and goodwill, and such other duties as may be assigned to You from time-to-time by the President & CEO of the Company.  The parties contemplate that the consulting services will not exceed 10 hours per week. You agree to comply with all applicable federal, state and local laws and operate within the rules and regulations of all applicable regulatory authorities.  You further agree not to discriminate against or harass any of the Company's employees, agents, customers, vendors or other contractors.

Upon termination or expiration of this Agreement, You shall immediately return to the Company all Company property, tangible and intangible, including all confidential information and trade secrets.

Your relation to the Company under this contract shall be that of an independent contractor.  You shall not be considered as having any employee status or as being entitled to participate in any compensation or benefit plans, arrangements, or distributions by the Company pertaining to or in connection to any pension, stock, bonus, profit sharing or similar benefits for Company employees. You shall refrain from taking any position in the Company's securities based upon information that becomes known to You or is received by You by virtue of performance of the services under this Consulting Agreement.  You shall further refrain from divulging such information to any third parties.

COMPENSATION

Subject to the terms of this Consulting Agreement and the accompanying Agreement, Waiver and General Release, as compensation for all services rendered by You under this Consulting Agreement, the Company shall pay You at the rate of $95,000 per month for each month of the Consulting Term.  Payment will be made directly to You, mailed to the address in the introductory paragraph. The consideration set forth in this paragraph shall be the sole consideration due to You under this Consulting Agreement and fully satisfies any obligation the Company would otherwise have during the Consulting Term to pay You for your time.

INDEMNIFICATION

The Company shall make advances for your reasonable legal expenses and indemnify you for any liability in connection with legal proceedings arising out of your work under the Consulting Agreement, except to the extent you are found to have engaged in negligence, willful misconduct, or committed an intentional violation of law.

ASSIGNMENTS AND SUBCONTRACTS

This Consulting Agreement may not be transferred or assigned by either party without the consent of the other party.  You may not subcontract any of your duties or obligations under this Consulting Agreement without the express written consent of the Company, which may be withheld in its sole discretion.

GOVERNING LAW

This Agreement is made and entered into in the Commonwealth of Pennsylvania and shall in all respects be interpreted, enforced and governed under the internal laws (and not the conflicts of laws rules) of said Commonwealth.  Any litigation arising from or related to this Agreement or your separation from employment, including but not limited to any litigation seeking relief hereunder, will be brought and maintained solely in the United States District Court for the Eastern District of Pennsylvania, or if that court lacks jurisdiction over the case, in the Court of Common Pleas of Delaware County, Pennsylvania.

SEVERABILITY

If any provision of this Consulting Agreement is invalid, illegal or unenforceable under any applicable statute or court decision, it is to that extent to be deemed omitted and the remaining provisions shall not be affected in any way.

MODIFICATION
This Consulting Agreement may be modified only in writing by the parties.

Accepted and agreed to, intending to be legally bound:

CONTRACTOR:         THE COMPANY:
RAJ CHAKRABORTY LINCOLN NATIONAL CORPORATION

By: ________________________________                      By: _______________________________
Printed Name: _____________________                          Printed Name: _____________________
TIN/SSN: __________________________                         Title: _____________________________
Date: ______________________________                       Date: _____________________________

EXHIBIT B

TO: Corporate Secretary
c/o Sharon M. Jeffers

SUBJECT: Resignation

Effective immediately, I resign as a director and/or officer of Lincoln National Corporation and all of its subsidiary companies in which I hold such a position, including but not limited to the following:

Liberty Assignment Corporation
Liberty Life Assurance Company of Boston
Lincoln National Corporation
The Lincoln National Life Insurance Company

Dated:

RAJ CHAKRABORTY